EXHIBIT 13(a)

                            Explanation of Yield and
                          Effective Yield Calculation

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              EXPLANATION OF YIELD AND EFFECTIVE YIELD CALCULATION

Money Market Sub-Account

  The following is an example of this yield calculation for the Sub-account based on actual Money Market Series yield for a seven day period ending December 31, 1994.

                                                      Contracts
                                                      assessing
                                                    .85% expense
                                                       charge
                                                    ------------
Assumptions:
  Value of a hypothetical pre-existing account
   with exactly one unit at the beginning of
   the period                                       1.000000
  Value of the same account (excluding capital
   changes) at the end of the seven day period      1.000774
Calculation:
  Ending account value                              1.000774
  Less beginning account value                      1.000000
  Net change in account value                       0.000774
Base period return:
  (adjusted change/beginning account value)         0.000774
Current yield = return x (365/7) =                      4.03%
Effective yield = [(1 + return)365/7] - 1 =             4.12%